Exhibit 99.1

Mindesta Announces Private Placement and Debt Restructuring

Ottawa, Canada – May 22, 2014 – Mindesta Inc. (“Mindesta” or the “Company”) (OTCBB: MDST) announces that it has completed a non brokered private placement consisting of the sale of 15,783,332 units at a price of US$0.015 per unit for total proceeds of US$236,750. Each unit consists of one common share and one half of a share purchase warrant. Each whole warrant entitles the holder to purchase one common share at a price of $0.0175 until December 31, 2016.

In addition, Mindesta has reached agreement with Nubian Gold Corporation (“Nubian”) to convert the US$100,000 that is owed to Nubian by the Company, and in turn by Nubian to its major shareholder Gregory Bowes, into 10,000,000 common shares of the Company at a price of $0.01 per share. Mr. Bowes and related companies have also agreed to restructure the balance of funds owing to them by the Company being approximately $142,000. Approximately $22,000 in interest will be forgiven, $50,000 will be repayable immediately and the balance will be repayable in one year. Mr. Bowes is also director and officer of Mindesta.

Upon the completion of these transactions Mindesta will have 35,196,913 shares outstanding.

About Mindesta
Mindesta is a junior exploration company that trades on the OTCBB and is an SEC registrant current on all 10k and 10Q filings. The Company is currently seeking new business opportunities.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction.

For additional information, please contact:
Gregory Bowes, CEO (613) 241-9959

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond our control. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.

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